SCHEDULE 13G

              Under the Securities Exchange Act of 1934
                      (Amendment No. ------------)

                       Dun & Bradstreet Corp.

-----------------------------------------------------------------------
                         (Name of Issuer)

                               Common
-----------------------------------------------------------------------
                     (Title of Class of Securities)

                              26483E100
-----------------------------------------------------------------------
                            (CUSIP Number)


Check the following box if a fee is being paid with this statement /_/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other previsions of the Act (however, see the Notes)

Item 1(a) 	NAME OF ISSUER
	Dun & Bradstreet Corp.
Item 1(b)	ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
		One Diamond Hill Road
		Murry Hill, NJ 07974
Item 2(a)	NAME OF PERSON FILING
	DAVIS SELECETED ADVISERS L.P. for

Abar Foundation
American Electric
Atlanta Gas & Light
Atmos Energy
Avon Old Farms
AXP Partners
Bowne & Co.
Catholic Mutual
Champa Trust
Del Labs PenPl
Del Labs-Lacrss
DetroitLaborers
Davis Financial Fund
Davis Growth Opportunity
DNE Corp
Davis New York Venture
Davis VaraFinancial
Davis VaraValue
Electrical Workers Annuity
Electrical Workers Pension
Emma Willard
Fishkind LLC
Genesis Depreciation
Genesis Foundation
Genesis Pension
Galveston
Georgia Corp
Gonzaga Univ
GrangeFT
Hathaway
Hirsch
Hoff Family Tr.
Lewis & Roca
MassMutual Prt
MassMutual Var
Mattin A
Mattin B
Medcen
MennenFT
Methodist Home
MetLife SIP
Milder CP
Minn Retail
Manulife Financial
Manulife Value
Mt. Sinai
Mutual Protect
NASD
NASDRegulation
NedsIsland
NM Mutual
Noramco Davis
NYC Superior
Plumbers & Pipefitters
SunAmerica Davis Venture Value
Prudential SP
Quadsan
Rappaport
RL Polk
Selected American Shares
Scudder - SVS
Sicav Davis Financial Fund
Sicav Davis Opportunities
Sicav Davis Value Fund
SS Barney Large Cap V
Selected Special Shares
Stobie Creek
Sun America Style Select
Sun America Style LCV
Suburban Propane
SunLife Financial
SunLifeValue
Tallahassee
Temple
Union Dale
Via
Volvo
Wallace Retire
Wellstar
New England Zenith
APL Wrap
CIBC Oppenheimer WRAP
Morgan Stanley Wrap
McDonald Investments Wrap
Mesirow Wrap
Morgan Keegan Wrap
Paine Webber Wrap
Piper Jaffrey Wrap
Prudential Wrap
Salomon Smith Barney Wrap
Wood Gundy CIBC Wrap

Item 2(d)	TITLE OF CLASS OF SECURITIES
	Common
Item 2(e)	CUSIP NUMBER
	26483E100
Item 3	FIELD PURSUANT TO RULE 13d-1(b)
(e) [X] Investment Adviser registered under Section 203 of the
Investment
	 Advisers Act of 1940
Item 4 	OWNERSHIP
	(a) Amount beneficially owned		10,838,380	shares

Abar Foundation
1,500
American Electric
44,850
Atlanta Gas & Light
8,850
Atmos Energy
5,650
Avon Old Farms
1,700
AXP Partners
35,500
Bowne & Co.
3,200
Catholic Mutual
1,650
Champa Trust
2,600
Del Labs PenPl
1,150
Del Labs-Lacrss
110
DetroitLaborers
11,550
Davis Financial Fund
1,147,450
Davis Growth Opportunity
47,500
DNE Corp
1,000
Davis New York Venture
5,037,400
Davis VaraFinancial
32,700
Davis VaraValue
61,700
Electrical Workers Annuity
11,300
Electrical Workers Pension
29,100
Emma Willard
1,900
Fishkind LLC
1,900
Genesis Depreciation
3,700
Genesis Foundation
1,500
Genesis Pension
1,700
Galveston
2,100
Georgia Corp
18,250
Gonzaga Univ
4,500
GrangeFT
4,200
Hathaway
2,700
Hirsch
1,400
Hoff Family Tr.
1,600
Lewis & Roca
1,100
MassMutual Prt
93,950
MassMutual Var
7,350
Mattin A
1,400
Mattin B
1,400
Medcen
1,150
MennenFT
11,100
Methodist Home
9,500
MetLife SIP
11,100
Milder CP
2,100
Minn Retail
19,600
Manulife Financial
23,600
Manulife Value
25,000
Mt. Sinai
6,500
Mutual Protect
1,250
NASD
6,500
NASDRegulation
7,100
NedsIsland
3,600
NM Mutual
2,850
Noramco Davis
1,900
NYC Superior
4,350
Plumbers & Pipefitters
1,700
SunAmerica Davis Venture Value
612,000
Prudential SP
19,800
Quadsan
1,650
Rappaport
1,400
RL Polk
1,600
Selected American Shares
1,241,000
Scudder - SVS
24,400
Sicav Davis Financial Fund
4,650
Sicav Davis Opportunities
4,100
Sicav Davis Value Fund
74,250
SS Barney Large Cap V
11,400
Selected Special Shares
17,400
Stobie Creek
7,150
Sun America Style Select
12,050
Sun America Style LCV
7,300
Suburban Propane
3,000
SunLife Financial
11,100
SunLifeValue
6,700
Tallahassee
14,100
Temple
750
Union Dale
1,600
Via
1,800
Volvo
2,400
Wallace Retire
13,000
Wellstar
3,100
New England Zenith
207,500
APL Wrap
  689,107
CIBC Oppenheimer WRAP
   23,637
Morgan Stanley Wrap
  299,751
McDonald Investments Wrap
    5,672
Mesirow Wrap
    3,397
Morgan Keegan Wrap
    6,822
Paine Webber Wrap
  179,171
Piper Jaffrey Wrap
   14,245
Prudential Wrap
358,440
Salomon Smith Barney Wrap
  176,813
Wood Gundy CIBC Wrap
      115

	(b) Percent of class	13.80%

Abar Foundation
0.00%
American Electric
0.06%
Atlanta Gas & Light
0.01%
Atmos Energy
0.01%
Avon Old Farms
0.00%
AXP Partners
0.05%
Bowne & Co.
0.00%
Catholic Mutual
0.00%
Champa Trust
0.00%
Del Labs PenPl
0.00%
Del Labs-Lacrss
0.00%
DetroitLaborers
0.01%
Davis Financial Fund
1.46%
Davis Growth Opportunity
0.06%
DNE Corp
0.00%
Davis New York Venture
6.41%
Davis VaraFinancial
0.04%
Davis VaraValue
0.08%
Electrical Workers Annuity
0.01%
Electrical Workers Pension
0.04%
Emma Willard
0.00%
Fishkind LLC
0.00%
Genesis Depreciation
0.00%
Genesis Foundation
0.00%
Genesis Pension
0.00%
Galveston
0.00%
Georgia Corp
0.02%
Gonzaga Univ
0.01%
GrangeFT
0.01%
Hathaway
0.00%
Hirsch
0.00%
Hoff Family Tr.
0.00%
Lewis & Roca
0.00%
MassMutual Prt
0.12%
MassMutual Var
0.01%
Mattin A
0.00%
Mattin B
0.00%
Medcen
0.00%
MennenFT
0.01%
Methodist Home
0.01%
MetLife SIP
0.01%
Milder CP
0.00%
Minn Retail
0.02%
Manulife Financial
0.03%
Manulife Value
0.03%
Mt. Sinai
0.01%
Mutual Protect
0.00%
NASD
0.01%
NASDRegulation
0.01%
NedsIsland
0.00%
NM Mutual
0.00%
Noramco Davis
0.00%
NYC Superior
0.01%
Plumbers & Pipefitters
0.00%
SunAmerica Davis Venture Value
0.78%
Prudential SP
0.03%
Quadsan
0.00%
Rappaport
0.00%
RL Polk
0.00%
Selected American Shares
1.58%
Scudder - SVS
0.03%
Sicav Davis Financial Fund
0.01%
Sicav Davis Opportunities
0.01%
Sicav Davis Value Fund
0.09%
SS Barney Large Cap V
0.01%
Selected Special Shares
0.02%
Stobie Creek
0.01%
Sun America Style Select
0.02%
Sun America Style LCV
0.01%
Suburban Propane
0.00%
SunLife Financial
0.01%
SunLifeValue
0.01%
Tallahassee
0.02%
Temple
0.00%
Union Dale
0.00%
Via
0.00%
Volvo
0.00%
Wallace Retire
0.02%
Wellstar
0.00%
New England Zenith
0.26%
APL Wrap
0.88%
CIBC Oppenheimer WRAP
0.03%
Morgan Stanley Wrap
0.38%
McDonald Investments Wrap
0.01%
Mesirow Wrap
0.00%
Morgan Keegan Wrap
0.01%
Paine Webber Wrap
0.23%
Piper Jaffrey Wrap
0.02%
Prudential Wrap
0.46%
Salomon Smith Barney Wrap
0.23%
Wood Gundy CIBC Wrap
0.00%

	(c) Number of shares as to which such person has:


	(i)   sole power to vote or to direct the vote

		Davis Selected Advisers, L.P.       10,838,380
	(ii)  shared power to vote to direct the vote

		N/A
	(iii) sole power to dispose or to direct  the disposition of

	     Davis Selected Advisers, L.P.        10,838,380

	(iv) shared power to dispose or to direct the disposition of
			N/A

Item 5	Not applicable

Item 6	Not applicable

Item 7	Not applicable

Item 8 	Not applicable

Item 9	Not applicable

Item 10	CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer or such securities and were not acquired in
connection with or as a participant in 	any transaction having
such purposes or effect.

After reasonable inquiry and to the best of my knowledge and
belief, I 	certify that the information set forth in this
statement is true, complete and correct.

	SIGNATURE	/s/ Anthony Frazia

	PRINT	Anthony Frazia, Chief Compliance Officer

	DATE	January 10, 2002